Exhibit 99

FOR IMMEDIATE RELEASE                                                               Contact: Paul Knopick

                                                                                                               888-795-6336

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ITRONICS ANNOUNCES DEVELOPMENT OF SUBSCRIPTION BASED INTERNET PUBLICATION FEATURING GOLD INDUSTRY AND GOLD COMPANY PROFILES

RENO, Nevada, November 30, 2004 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its wholly owned subsidiary, Whitney & Whitney, Inc., is developing a new Web page to be operated as "insidemetals.com". The Web site will provide subscription access to both Gold Industry and Gold Company financial, production, and ore reserve profiles. The Web site is expected to be operational early in 2005.

"A significantly improving mining economy, the widespread use of the Internet to obtain data, an emerging shortage of experienced mining professionals, and a great need for accessible summarized mining company and mining sector ore reserve, mineral production, and financial profiles by the investing public has created a major opportunity for our Company to introduce this publication," said Dr. John Whitney, Itronics President. "Whitney & Whitney's core strengths are mining, mineral economics and technology, and mining and mineral project development and company growth. Whitney & Whitney has a large mining company financial library, an extensive technical and mineral economics reference library, and a staff of experienced mining professionals highly qualified to perform the tasks necessary to make its ‘Gold Industry Profiles’ enormously useful to the investing public."

The Gold Company Profiles and Gold Industry Profiles will detail producing companies listed on the New York Stock Exchange, the American Stock Exchange, and NASDAQ. The first metals sector to be profiled is "Gold, Silver, Platinum, Palladium" producers, about 40 companies. Profile information will include Proven and Probable Reserves, Annual Production, and Annual Financial Statistics, hedging policy and amount of gold hedged.. Annual totals for each information category will be presented as segment profiles by Stock Exchange, and then as an Industry Profile for each category of information for all of the listed companies.

Other financial data, available by Stock Exchange, that will be of great interest to investors include market capitalization, annual sales, operating cash flow, net after tax profits, return on equity, and return on assets. These measures will also be totaled for all three segments and provide a solid financial profile for the publicly registered Gold Company sector. A company ranking system has been developed so that investment attractiveness can be readily identified. With these measures available at the Web site, many types of investment and policy analyses can be conducted, including the impact of proposed government taxation policies on industry profitability.

The Company anticipates that mining company professionals, all government agencies with minerals related responsibilities, financial industry investment professionals, and the individual investors who have an interest in mining companies but who have limited mineral industry knowledge will benefit from this Web site. Whitney & Whitney, Inc. can be contacted athttp//:www.whitneywhitney.com , and by telephone at 775/689-7666.

Development of this Internet publication provides a long term Information Services platform which Whitney & Whitney can expand incrementally by adding additional mineral sectors. The market scope for this service is global and will be accessible in all countries of the world through the Internet. Itronics believes that "insidemetals.com" has the potential to become a major revenue source both from subscriptions and from specialized consulting projects that are likely to be generated.

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)